EXHIBIT 21.1

                 SUBSIDIARIES OF BT FINANCIAL CORPORATION


                              PERCENTAGE               STATE
     NAME                     OWNERSHIP           OF INCORPORATION
     ----                     ----------          ----------------

Johnstown Bank and
 Trust Company                   100%               Pennsylvania

Laurel Bank                      100%               Pennsylvania

Fayette Bank                     100%               Pennsylvania

Bedford Associates, Inc.         100%               Pennsylvania

BT Management Trust Company      100%               Pennsylvania

Moxham Community
 Development Corporation         100%               Pennsylvania